EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of January 1, 2012, by and between Blue Earth Inc, a Nevada Corporation   (the “Company”), and Philip J. Kranenburg, an individual residing in California (“Executive”).

WITNESSETH:

WHEREAS, subject to the terms and considerations hereinafter set forth, the Company wishes to employ Executive in the position set forth herein and Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, as Chief Financial Officer (“CFO”), subject to the terms and conditions set forth in this Agreement. Executive shall shall be entitled to attend meetings of the Board of Directors of the Company.

2.

TERM OF EMPLOYMENT.

Subject to the provisions for termination provided herein, the parties hereto agree that the Executive shall be employed as an “at will” employee.

3.

DUTIES.

Executive shall serve as CFO of the Company and shall properly perform such duties as may be assigned to him from time to time by the Company’s Chief Executive Officer. For as long as Executive shall remain an employee of the Company, Executive shall devote attention and apply his best-efforts, energies and skills to the business of the Company. There shall not be a “time requirement” for performing the duties defined herein. Executive shall not engage in other business ventures, which are “competitive” to the business model of the Company. In the event the Company changes business models causing a conflict of interest, Executive and Company shall evaluate the specific situation and mutually determine the best course of action to protect the Company’s best interest. The primary business model of the Company, at the signing of this agreement, is Energy Efficiency and Alternative Energy. Executive hereby confirms that he has no competitive business interest in this business sector. Executive shall be permitted to perform his duties from his “home office” in California until such time as the Executive and the Company shall mutually agree to make a change.

4.

COMPENSATION OF EXECUTIVE.

4.1

BASE SALARY.  For all services rendered by Executive under this Agreement, the Company shall pay Executive and Executive shall accept an initial annual salary of One Hundred and Fifty Thousand Dollars ($150,000.00) Dollars (“Base Salary”) to be payable in equal installments in accordance with Company policy.  All amounts payable hereunder shall be subject to all applicable withholding taxes.  The Company agrees to review Executive’s Base Salary on an annual basis, or at such earlier times as performance may reasonably indicate a “review and adjustment” is appropriate or that bonus compensation is appropriate. The Company and Executive agree that the cash payment of the base salary will not commence until the Company completes a three million dollar private placement. Therefore, the Executive has agreed to accept the January cash component in restricted stock equivalent. Therefore, the Company has agreed to issue Executive 9,125 restricted shares of the Company’s common stock as full payment for the January cash component. In the event, the private placement is not completed by February of 2012, the parties shall mutually review the situation and make a month by month determination of the proper course of action. The Company confirms that it anticipates filing an S-1 registration statement and an S-8 registration statement in the near term. The restricted shares shall be included in the appropriate registration statement that is appropriate for the Executive.

4.2

Executive shall be eligible to receive a bonus established by the Compensation Committee of the Board of Directors for extraordinary performance.

4.3

EQUITY COMPENSATION: As part of the incentive for signing this employment contract, the Company hereby grants Executive the following 1,000,000 stock options from the Company’s employee stock option plan (the “Plan”), with an exercise price of $1.37 per share (the ten-day average close price in the public markets). The options shall vest as follows:

a) 250,000 options vest on the first anniversary of employment, subject to remaining employed; 72,993 of the options would be ISO’s ($100,000 in value divided by $1.37) and 177,007 options would be NQSO’s from the Plan.

b) 62,500 options vest on each of the next successive 12 quarters, subject to remaining employed. At each anniversary of employment 72,993 of the options would be ISO’s and the remaining 177,007 options for that year would be NQSO’s.

4.4

EXPENSES.  For as long as Executive shall remain an employee of the Company, the Company shall reimburse Executive for all reasonable and necessary travel expenses and other disbursements incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder, consistent with the Company’s practice or written policy in effect with respect to the reimbursement of expenses to senior executives of the Company.  Such expenses shall be reimbursed upon presentation of paid receipts and/or original invoices and such other information as shall be reasonably be required by the Company. Executive shall adhere to all general Travel and Entertainment policies as may be established by the Company from time-to-time.

4.5

BENEFITS.  For as long as Executive shall remain an employee of the Company, Executive shall be entitled to participate in any pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, and medical services plan and other similar plans, and all other benefits now or hereafter existing, afforded to other senior executives.

4.6

VACATION AND HOLIDAYS.  Executive shall be entitled to “reasonable vacation” each year, consistent with the reasonable performance of Executive duties, during which period his Base Salary shall be paid in full.  In addition, Executive shall be entitled to all national holidays recognized by the Company. Executive shall take his vacation at such time or times as Executive and the Company shall determine is mutually convenient.

4.7

Indemnification: The Company shall indemnify Executive for all legal costs and judgments which may arise in conjunction with the sale of the Genesis Fluid Solutions subsidiary of the Company.

5.

TERMINATION; Section 409A.

5.1

This Agreement shall immediately terminate upon written notice by the Company to Executive without cause. It shall also terminate upon the death or resignation of Executive. The only compensation due to Executive upon termination is payment of unpaid salary, payment of valid unpaid expenses incurred on behalf of the Company and the immediate vesting of the prorata share of any options, which are vesting between the previous vesting period and the next scheduled vesting period.

5.2

DISABILITY.  NONE

5.3

Section 409A.   The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The provisions of this Section 5.3 shall survive the termination of this Agreement and shall survive any termination of Executive’s employment.  Notwithstanding anything herein to the contrary, if at the time of  termination of the employment the Executive is deemed to be a “specified employee” of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment (or the earliest date as is permitted under Code Section 409A) effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

6.

CONFIDENTIAL INFORMATION.    Executive recognizes that he has and will continue to have access to secret and confidential information regarding the Company or any of its subsidiaries or affiliated companies, including but not limited to information relating sales, strategies, customers, formulas, processes, methods, or ideas, belonging to or relating to the business of the Company or any of its subsidiaries or affiliated companies (the “Confidential Information”). Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the  Company herein, Executive shall not at any time, during or after his employment hereunder, reveal, divulge or make known to others or use to the detriment of the Company, any such Confidential Information except as may be required by law. Information which is generally available to the public shall not be considered “Confidential”.  The provisions of this Section 6 shall survive Executive’s termination of employment hereunder.

7.

COVENANTS AND RESTRICTIONS.

7.1

COMPETITION.  Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that Executive agree, and accordingly, Executive does hereby agree that, except as provided in Section 7.3 hereof, he shall not, directly or indirectly, at any time during the Restricted Period within the Restricted Area (as such terms are defined in Section 7.4 hereof), engage in any business  which is competitive with the business of the Company or any of its subsidiaries or affiliated companies, either on his own behalf or as an officer, director, partner, principal, trustee, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any other business, firm, corporation, partnership or other entity or in any other relationship or capacity.

7.2

SOLICITATION.  Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, at any time during the Restricted Period (i) solicit on behalf of a competitor any past or present customer of the Company or any of its subsidiaries or affiliated companies, or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any other business, firm, corporation, partnership or other entity, any employee or agent of the Company or any of its subsidiaries or affiliated companies.

7.3

EXCEPTIONS.  This Section 7 shall not be construed to prevent Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding 2% of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

7.4

CERTAIN DEFINITIONS.  The term “Restricted Period” as used in this Section 7, shall mean the period of Executive’s actual employment hereunder plus twelve months after the date Executive is no longer employed by the Company. The term “Restricted Area” as used in this Section 7 shall mean anywhere in the world.

7.5

SURVIVAL.  The provisions of this Section 7 shall survive the termination of Executive’s employment hereunder.

8.

REASONABLENESS OF COVENANTS.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 and 7 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time, geographic area and otherwise. Executive further acknowledges that, in the event any provision of Sections 6 and 7 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

9.

INSURANCE. The Company may, from time to time, apply for, purchase and maintain, in its own name and at its own expense, life, health, accident, disability or other insurance upon Executive in any sum or sums that it may deem necessary to protect its interests, and Executive agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company.  In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that to the best of his knowledge Executive is insurable at standard (non-rated) premiums.

10.

MISCELLANEOUS.

10.1

ENFORCEMENT OF COVENANTS.  The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and goodwill of the Company’s business could not be reasonably or adequately compensated in damages in an action at law. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach by Executive of any provision of this Agreement, including, but not limited to, the provisions of Sections 6 and 7 hereof. Without limiting the generality of the foregoing, if Executive breaches any provision of Sections 6 and 7 hereof, such breach will entitle the Company to enjoin Executive from disclosing any Confidential Information to any competing business, to enjoin such competing business from receiving or using any Confidential Information, and/or to enjoin Executive from rendering personal services to or in connection with such competing business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

10.2

SEVERABILITY.  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3

ASSIGNMENTS.  Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except the Company may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with any merger, consolidation or other similar business combination.

10.4

ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by Executive and by an expressly authorized officer of the Company.

10.5

WAIVER.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.6

BINDING EFFECT.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.7

HEADINGS.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8

NOTICES.  Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

10.9

GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without giving effect to such State’s conflicts of laws principles.

10.10

COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11

CONSTRUCTION.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

Blue Earth Inc.

By:   /s/ Johnny R. Thomas         1/3/2012

Name:  Johnny R. Thomas         Date Signed

Title: CEO, President

EXECUTIVE

By:   /s/ Philip J. Kranenburg         1/3/2012

Name:  Philip J. Kranenburg         Date Signed